     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

       SEMCO ENERGY, INC.                     MICHIGAN                         38-2144267
  (EXACT NAME OF REGISTRANT AS        (STATE OF INCORPORATION)      (I.R.S. EMPLOYER IDENTIFICATION
    SPECIFIED IN ITS CHARTER)                                                     NO.)

                                405 WATER STREET
                           PORT HURON, MICHIGAN 48060
                                 (810) 987-2200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
              INCLUDING AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               SEBASTIAN COPPOLA
                           SENIOR VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER
                               SEMCO ENERGY, INC.
                                405 WATER STREET
                           PORT HURON, MICHIGAN 48060
                                 (810) 987-2200
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                               JEFFREY S. RUPRICH
                             DICKINSON WRIGHT PLLC
                            500 WOODWARD, SUITE 4000
                            DETROIT, MICHIGAN 48226
                                 (313) 223-3500
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                        SHARES              PROPOSED             PROPOSED
    TITLE OF EACH CLASS OF              TO BE           MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED        PRICE PER SHARE*      OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, Par Value $1.00          100,000               $13.25             $1,325,000              $368
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

* The maximum offering price is estimated solely to calculate the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the high and low prices on June 10, 1999 as reported on the NASDAQ.

    THE REGISTRANT HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION DATED JUNE 14, 1999

PROSPECTUS

                                 100,000 Shares
                              [SEMCO ENERGY LOGO]

                                  Common Stock

                           -------------------------

     This Prospectus relates to 100,000 shares of common stock (the "Common Stock") of SEMCO Energy, Inc., ("SEMCO" or the "Company"), which may be offered from time to time by the selling shareholder named herein. SEMCO will not receive any of the proceeds from the sale of the Common Stock. SEMCO will bear the costs relating to the registration of the Common Stock.

     The Common Stock may be sold from time-to-time at the complete discretion of the selling shareholder. See "Plan of Distribution" herein, for information on pricing.

     The Common Stock is traded on the NASDAQ National Market System under the
symbol SMGS. On June   , 1999 the closing price of the Common Stock on NASDAQ
was $     .

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June   , 1999.

                             AVAILABLE INFORMATION

     This Prospectus is part of a Registration Statement filed by SEMCO with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933. The Registration Statement and its exhibits contain more information about the Company and the Common Stock. Statements in this Prospectus about documents filed with the Commission are not necessarily complete; the actual documents filed with the Commission may contain a more complete description of the matter involved.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and therefore files reports and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at prescribed rates at the Commission's Public Reference Room at its principal office: Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549 or at the Commission's regional office in New York at 7 World Trade Center, Suite 1300, New York, New York 10048 and in Chicago at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Copies of such material can also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and other information regarding the Company.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been or will be filed with the Commission, are incorporated into this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; (b) the Company's Form 10-Q for the three months ended March 31, 1999; (c) the Company's Form 8-K dated March 23, 1999 and April 22, 1999 and (d) all documents later filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this offering.

     The information in this Prospectus and in documents incorporated into this Prospectus may be changed by information given at a later date. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     SEMCO will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Edric R. Mason, Jr., Director of Investor Relations, SEMCO Energy, Inc., 405 Water Street, Port Huron, Michigan 48060, telephone number (810) 989-4104.

                                  THE COMPANY

     The Company is a diversified energy services and infrastructure holding company incorporated in Michigan in 1977. The Company's principal offices are located at 405 Water Street, Port Huron, Michigan 48060 and its telephone number is (810) 987-2200. Prior to April 24, 1997, the Company's name was Southeastern Michigan Gas Enterprises, Inc.

     SEMCO and its subsidiaries operate four energy-related business segments set forth below. A substantial portion of the Company's direct subsidiaries assets are invested in natural gas operations regulated by various regulatory bodies including the Michigan Public Service Commission. Weather has a significant impact on the Company's revenues.

GAS DISTRIBUTION

     The Company's gas distribution business segment serves nearly 250,000 customers in twenty-four counties in the State of Michigan. It distributes and transports natural gas to residential, commercial and industrial customers. The Company's gas distribution business is operated through its SEMCO Energy Gas Company subsidiary and is its largest business segment.

ENGINEERING SERVICES

     The Company's engineering services business segment is comprised of two companies and has offices in New Jersey, Michigan, Louisiana and Texas.

     This segment serves the natural gas distribution and transmission, oil products, exploration/production and telecommunication industries. The primary services provided include engineering design, project management, field surveying, inspecting, testing, pipeline-mill quality assurance and full turnkey service.

CONSTRUCTION SERVICES

     The Company's construction services business segment has offices in Michigan, Kansas, Iowa and Tennessee. Its primary service is underground pipeline installation and replacement for the natural gas distribution industry. The construction services segment is comprised of four companies.

PROPANE, PIPELINES AND STORAGE

     The Company's propane, pipelines and storage business segment consist of several pipelines and a gas storage facility. The Company has partial ownership interests or equity interests in these operations which are all located in Michigan. This segment includes Hotflame Gas, Inc. which supplies propane to over 7,500 retail customers in Michigan's upper peninsula and northeast Wisconsin.

     The business of the Company and its subsidiaries, is described in the documents incorporated into this Prospectus to which documents reference is hereby made. See "Incorporation of Certain Information by Reference."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, 500,000 shares of Cumulative Preferred Stock, par value $1.00 ("Preferred Stock"), and 3,000,000 shares of Preference Stock, par value $1.00 ("Preference Stock"). At May 27, 1999, there were outstanding 17,745,697 shares of Common Stock and 6,218 shares of Series A Convertible Cumulative Preferred Stock, a series of the Preferred Stock (the "Series A Preferred Stock"). Each share of the Series A Preferred Stock outstanding is currently convertible into
4.11 shares of Common Stock or an aggregate of approximately 25,555 shares of Common Stock. 2,000,000 shares of the Preference Stock are reserved for issuance pursuant to a Shareholder Rights Plan described below; no Preference Stock is outstanding.

COMMON STOCK

     Dividend Rights. The holders of Common Stock are entitled to dividends when, as and if, declared by the Company's Board of Directors out of the surplus of the Company after full cumulative dividends on the Preferred Stock and Preference Stock shall have been paid or set apart for payment and any sinking fund obligations with respect to the Preferred Stock and Preference Stock have been satisfied.

     The Company has long-term debt agreements which contain restrictive financial covenants including, among others, limits on the payment of dividends. Such agreements provide that the Company may not declare and pay any dividends (except dividends or other distributions payable in shares of its capital stock), redeem or retire its capital stock (or any warrants, rights, or options to purchase or acquire its capital stock), or make other distributions with respect to its capital stock (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being collectively referred to as "Restricted Payments") if, after giving effect thereto, (i) any event of default under such agreements exist; (ii) the aggregate amount of Restrictive Payments since January 1, 1994 would exceed the Company's consolidated net income for the same period plus an adjustment factor of $14,171,000; or (iii) would cause the consolidated net worth of the Company to be less than $80,000,000. After December 31, 1999, the adjustment factor of $14,171,000 is reduced each quarter by $625,000 until the adjustment factor equals $11,000,000. Under the most restrictive terms, as of March 31, 1999, $15,570,000 is available for dividends.

     Voting Rights. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by the Company's shareholders and, subject to any voting rights of the holders of the Cumulative Preferred Stock and Preference Stock described below, the holders of such shares currently possess all voting power. The Company's Articles of Incorporation provide for cumulative voting for the election of directors of the Company.

     Preemptive Rights. No holder of Common Stock has any preemptive right to subscribe to any additional securities which may be issued by the Company.

     Liquidation Rights. Subject to the preferential rights of holders of the Preferred Stock and Preference Stock, the holders of the Common Stock are entitled to share on a pro rata basis in the net assets of the Company which remain after satisfaction of all liabilities.

PREFERRED STOCK

     The Board of Directors of the Company is authorized, without further action by shareholders, to issue Preferred Stock, in one or more series, from time to time, with such rights and preferences as may be provided in a resolution adopted by the Board of Directors. The authority of the Board includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the rate of dividends and the extent of further participation in dividend distribution, if any; (ii) the price at and the terms and conditions on which the shares are redeemable; (iii) the amount payable upon shares in event of voluntary or involuntary liquidation;
(iv) sinking fund provisions for the redemption or purchase of shares; and (v) the terms and conditions on which shares are convertible.

     In the event of the liquidation or dissolution of the Company, the holders of Preferred Stock are entitled to receive a fixed amount for each series before any distribution is made to the holders of Common Stock. As long as any Preferred Stock remains outstanding, the Company may not purchase any shares of its Common Stock or redeem any Preference Stock.

     As long as any Preferred Stock remains outstanding, the Company may not without the consent of the holders of at least two-thirds of the outstanding Preferred Stock authorize any class of stock having a priority or preference over or ranking on a parity with the Preferred Stock as to dividends or distribution of assets.

     If at any time the Company shall fail to declare and pay or set apart for payment in full eight quarterly dividends (whether or not consecutive) on all of the outstanding Preferred Stock, then the holders of the outstanding Preferred Stock shall, thereupon, have the right, voting as a single class irrespective of series, to elect such number of directors of the Company as shall constitute one less than the smallest number of directors necessary to constitute a majority of the full Board of Directors, and such right shall continue (and may be exercised at any annual or other meeting of shareholders for the election of directors) until the Company shall have paid or declared and set apart for payment all accrued dividends on the Preferred Stock for all past quarterly dividend periods.

SERIES A PREFERRED STOCK

     The Series A Preferred Stock carries a dividend of $2.3125 per share per annum which accrued from the date of original issue. Upon redemption, the holders of such shares are entitled to receive $25 per share plus all dividends accrued or in arrears thereon. The preferential amount payable upon the shares of this series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction of capital resulting in the distribution of assets to the shareholders, is $25 per share together with an amount equal to dividends accrued or in arrears thereon. The holders of shares of this series have the right, at their option, to convert such shares into shares of Common Stock of the Company at any time at a current conversion price of 4.11 shares of Common Stock for each share of Series A Preferred Stock. The conversion price is subject to adjustment as a result of certain events. The holders of Series A Preferred Stock have the voting rights described above under Preferred Stock.

PREFERENCE STOCK

     The Board of Directors has the authority to divide the shares of Preference Stock into series and, within the limitations set forth in the laws of the State of Michigan and in the Articles of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. The Preference Stock ranks junior to all series of Preferred Stock as to the payment of dividends and the distribution of assets, except to the extent that a specific series of Preferred Stock provides otherwise.

SERIES A PREFERENCE STOCK

     In January, 1997, the Board of Directors created a series of Preference Stock designated as Series A Preference Stock with the number of shares constituting such series set at 2,000,000. No shares of Preference Stock are outstanding.

     If Series A Preference Stock was outstanding, dividends would accrue and be cumulative in an amount per share per quarter equal to the greater of (i) $10.00 or (ii) the Adjustment Number (as defined below) times the per share amount of all cash dividends, and the Adjustment Number times the per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the shares of Common Stock), declared on the Common Stock since the preceding quarterly dividend payment date, or, if later, since the issuance or such Series A Preference Stock. Upon any liquidation or dissolution of the Company the holders of Series A Preference Stock are entitled to receive $100 per share plus all accrued and unpaid dividends. The Series A Preference Stock is not redeemable and ranks junior to all series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any series provides otherwise. If Series A Preference Stock was outstanding, a holder of Series A Preference Stock would be entitled to the number of votes equal to the Adjustment Number times the number of votes to which a holder of Common Stock is entitled. Except as otherwise provided below or by law, Series A Preference Stock and Common Stock shall vote together as one class on all matters submitted to a vote of the holders of Common Stock. If any dividends on Series A Preference Stock shall be in arrears for six or more quarterly dividends, a "default period" shall begin. The default period shall end when all accrued dividends shall have been paid or set apart for payment. During a default period, Series A Preference Stock shall have the right to elect two directors. This vote shall be as a class for all series of Preference Stock entitled to vote.

     The Articles of Incorporation initially set the Adjustment Number at 100. If the Company shall (i) pay any dividend on Common Stock in shares of Common Stock, (ii) subdivide the Common Stock, or (iii) combine the Common Stock into a smaller number of shares, the Adjustment Number shall be modified by multiplying it by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

     The Company sponsors a direct stock purchase and dividend reinvestment plan (the "Reinvestment Plan") under which investors may purchase shares of Common Stock without paying brokerage fees and other expenses. Under the Reinvestment Plan, Common Stock may be purchased at the average of the over-the-counter closing ask prices for the three trading days prior to the fifth day of each month as quoted in the NASDAQ System. The Company initially reserved 2,000,000 shares of its Common Stock for issuance under the Reinvestment Plan. As of May 15, 1999, 1,462,255 shares were available for issuance under the Reinvestment Plan.

OTHER PROVISIONS

     Articles of Incorporation. The following provisions of the Company's Articles of Incorporation may delay, defer or prevent a person from acquiring the Company or changing control of the Company's Board of Directors. The Company's Articles of Incorporation divide the Board into three classes with staggered terms; each director is elected for a three year term. Approximately one-third of the Board positions are filled by a shareholder vote each year. Directors may be removed but only for cause, at an annual meeting of shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. In addition to requirements imposed under Section 7A of the Michigan Business Corporation Act (the "MBCA"), the Company's Articles of Incorporation provide that a business combination cannot occur unless a written opinion is obtained from an independent investment banker that the consideration to be paid to the shareholders of the Company is fair and reasonable; provided, however, the directors may waive this requirement. The Company's Articles of Incorporation also contain provisions limiting the personal liability of directors.

     Anti-Takeover Statutes. The Company is subject to Chapter 7A of the MBCA, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. Such requirements do not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

     The Company is subject to Chapter 7B of the MBCA which provides that, unless a corporation's articles of incorporation or bylaws provide that Chapter 7B does not apply, "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the stockholders of the corporation. "Control shares" are shares which, when added to shares previously owned by a stockholder, increase such stockholder's ownership of voting stock to more than 20% but less than 33 1/3%, more than 33 1/3% but less than a majority, or more than a majority, of the votes to which all of the capital stock of the corporation is entitled. Voting rights of control shares must be approved by the affirmative vote of a majority of all shares entitled to vote excluding voting shares owned by the acquirer and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party or certain other transactions described in Chapter 7B.

     Rights to Purchase Preference Stock. In January 1997, the Company adopted a Shareholder's Rights Plan (the "Shareholders Rights Plan") pursuant to which 2,000,000 shares of Series A Preference Stock are reserved under the Shareholders Rights Plan for sale to holders of Common Stock. The Common Stock currently trades with a right (the "Right") to purchase such Series A Preference Stock. The Right is intended to protect shareholders in the event of an unsolicited attempt to acquire the Company and becomes exercisable upon the occurrence of certain triggering events. The Right is transferred automatically with the transfer of the Common Stock until separate rights certificates are distributed upon the occurrence of certain events. The Right could have the effect of delaying, deferring or preventing a person from acquiring the Company or accomplishing a change in control of the Company's Board of Directors.

     Transfer Agent. The Company serves as its own transfer agent and registrar for its Common Stock.

                              SELLING SHAREHOLDER

     All of the shares of Common Stock offered by this Prospectus are owned by Jimmy C. Foster (the "Selling Shareholder").

     The Selling Shareholder received the Common Stock offered hereby as a result of the merger (the "Merger") on November 3, 1998 of a wholly-owned subsidiary of SEMCO with Oilfield Materials Consultants, Inc., a Texas corporation ("OMC"). As a result of the Merger, OMC was merged into a wholly-owned second tier subsidiary of the Company which changed its name to OMC. Mr. Foster is the President and Chief Executive Officer of OMC and has an employment agreement with OMC extending through November, 2003. The Selling Shareholder owns 805,202 additional shares of Common Stock of the Company other than those being offered hereby which he received in connection with the Merger.

                              PLAN OF DISTRIBUTION

     The shares offered hereby may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest of the Selling Shareholder. Such sales may be made through the NASDAQ, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. The shares may be sold by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. The Selling Shareholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended ("Securities Act"), and any commission received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions.

                                 LEGAL MATTERS

     The validity of the Common Stock offered herein and certain related matters will be passed upon for the Company by Arnold R. Madigan, General Counsel to the Company.

                                    EXPERTS

     The Financial Statements and schedule included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, which are incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

     With respect to the unaudited interim consolidated financial information in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their report on the unaudited interim consolidated financial information because that report is not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

             ------------------------------------------------------
             ------------------------------------------------------

No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholder or any other person. Neither the delivery of this Prospectus nor any sale made herein shall, under the circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                           -------------------------

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                      PAGE
                                      ----
Available Information...............   2
Incorporation of Certain Information
  by Reference......................   2
The Company.........................   3
Use of Proceeds.....................   4
Description of Capital Stock........   4
Selling Shareholder.................   8
Plan of Distribution................   8
Legal Matters.......................   9
Experts.............................   9

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                 100,000 Shares
                               SEMCO ENERGY LOGO

                                  Common Stock
                           Par Value, $1.00 Per Share
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                 June   , 1999

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION.

     The following statement sets forth the estimated amounts of expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the distribution of the shares offered hereby:

SEC Registration Fee........................................  $   368
Accountant's Fees...........................................    2,500
Legal Fees..................................................    6,000
Printing Costs..............................................    5,000
Miscellaneous...............................................      132
                                                              -------
     Total Estimated Expenses...............................  $14,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Bylaws of the Company provide that directors and officers, former directors and officers, their heirs, executors and administrators of the Company are entitled to indemnification to the extent and under the circumstances permitted by the Michigan Business Corporation Act ("MBCA") including, where permitted and upon satisfaction of any undertaking required, advance of expenses.

     Through reference to the MBCA, the Company's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of the Company. The Bylaws, through reference to the MBCA, provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     With respect to derivative actions, the Bylaws, through the reference to the MBCA, provide that the Company shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such judgment or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been found liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all relevant circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, but such indemnification is limited to reasonable expenses incurred.

     The MBCA provides for corporate power to purchase and maintain insurance on behalf of directors and officers (including persons acting as a director, officer, employee or agent of another business entity on behalf of the corporation) against any liability due to such status, whether or not the corporation would have power to indemnify such person against such liability. The Company provides such insurance.

     The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, it does not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the MBCA, currently including, without limitation, the following:
(1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the Company or its shareholders; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(1) of MBCA; and (4) an intentional criminal act committed by the director.

ITEM 16.  EXHIBITS.

                                                                             FILED
                                                                     ---------------------
    EXHIBIT                                                                         BY
      NO.                         DESCRIPTION                        HEREWITH    REFERENCE
    -------                       -----------                        --------    ---------
      4.1      Note Agreement dated as of June 1, 1994, relating
               to issuance of long-term debt.(a)                                     X
      4.2      Shareholder Rights Agreement dated as of April 15,
               1997.(b)                                                              X
      4.3      Note Agreement dated as of October 1, 1997,
               relating to the issuance of long-term debt.(c)                        X
      5        Opinion of Arnold R. Madigan re: legality.               X
     23.1      Consents of Arthur Andersen LLP.                         X
     23.2      Consent of Arnold R. Madigan (in Exhibit 5).             X
     24        Power of Attorney.                                       X

KEY TO EXHIBITS INCORPORATED BY REFERENCE

     (a) Filed with Form 10-Q for the quarter ended June 30, 1994, File No. 0-8503.

     (b) Filed with Form 10-K for 1996, dated March 27, 1997, File No. 0-8503.

     (c) Filed with Form 10-Q for the quarter ended September 30, 1997, File No. 0-8503.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in this Registration Statement;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in this Registration Statement; provided, however that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of SEMCO's Form 10-K pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, bylaw, contract, arrangement, statute, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 18. FINANCIAL STATEMENTS AND SCHEDULES.

     Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, SEMCO Energy, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Huron and State of Michigan, on the 14th day of June, 1999.

                                          SEMCO ENERGY, INC.

                                          By      /s/ WILLIAM L. JOHNSON
                                             -----------------------------------
                                                     William L. Johnson
                                                    President and C.E.O.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated on June 14, 1999.

                     SIGNATURE                                       TITLE
                     ---------                                       -----
              /s/ WILLIAM L. JOHNSON                 President (Director and Principal
---------------------------------------------------    Executive Officer)
                William L. Johnson

               /s/ SEBASTIAN COPPOLA                 Senior Vice President (Principal
---------------------------------------------------    Financial and Accounting Officer)
                 Sebastian Coppola

             /s/ DANIEL A. BURKHARDT*                Director
---------------------------------------------------
                Daniel A. Burkhardt

               /s/ EDWARD J. CURTIS*                 Director
---------------------------------------------------
                 Edward J. Curtis

                /s/ JOHN T. FERRIS*                  Director
---------------------------------------------------
                  John T. Ferris

              /s/ MICHAEL O. FRAZER*                 Director
---------------------------------------------------
                 Michael O. Frazer

               /s/ HARVEY I. KLEIN*                  Director
---------------------------------------------------
                  Harvey I. Klein

                                                     Director
---------------------------------------------------
                  Marcus Jackson

               /s/ BRUCE G. MACLEOD*                 Director
---------------------------------------------------
                 Bruce G. Macleod

                     SIGNATURE                                       TITLE
                     ---------                                       -----

              /s/ FREDERICK S. MOORE*                Director
---------------------------------------------------
                Frederick S. Moore

               /s/ EDITH A. STOTLER*                 Director
---------------------------------------------------
                 Edith A. Stotler

              /s/ DONALD W. THOMASON*                Director
---------------------------------------------------
                Donald W. Thomason

*By      /s/ WILLIAM L. JOHNSON
     ---------------------------------
          William L. Johnson
           Attorney-in-fact

                               INDEX TO EXHIBITS

                                                                             FILED
                                                                     ---------------------
    EXHIBIT                                                                         BY
      NO.                         DESCRIPTION                        HEREWITH    REFERENCE
    -------                       -----------                        --------    ---------

      4.1      Note Agreement dated as of June 1, 1994, relating
               to issuance of long-term debt.(a)                                     X
      4.2      Shareholder Rights Agreement dated as of April 15,
               1997.(b)                                                              X
      4.3      Note Agreement dated as of October 1, 1997
               relating to the issuance of long-term debt.(c)                        X
      5        Opinion of Arnold R. Madigan re: legality.               X
     23.1      Consents of Arthur Andersen LLP.                         X
     23.2      Consent of Arnold R. Madigan (in Exhibit 5).             X
     24        Power of Attorney.                                       X

KEY TO EXHIBITS INCORPORATED BY REFERENCE

     (a) Filed with Form 10-Q for the quarter ended June 30, 1994, File No. 0-8503.

     (b) Filed with Form 10-K for 1996, dated March 27, 1997, File No. 0-8503.

     (c) Filed with Form 10-Q for the quarter ended September 30, 1997, File No. 0-8503.